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                                                                Exhibit 5.1

(ST. PAUL BANCORP INC. LOGO)                      Holding Company For
                                                  STPAUL FEDERAL BANK

6700 West North Avenue
Chicago, Illinois 60707
(773)622-5000



July 14, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  St. Paul Bancorp, Inc.
     Employee Incentive Plan
     Registration Statement on Form S-8

Gentlemen and Ladies:

     As Senior Vice President, General Counsel and Corporate Secretary to St. Paul Bancorp, Inc., a Delaware corporation ("St. Paul Bancorp"), I am familiar with its corporate affairs and particularly with the corporate proceedings relating to the establishment of the St. Paul Bancorp, Inc. Employee Incentive Plan (the "Plan").

     Based upon the above, I am of the opinion that the shares of common stock, par value $0.01 per share, of St. Paul Bancorp to be issued pursuant to the terms of the Plan have been duly authorized and, upon payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

     I hereby consent to the use of this opinion as Exhibit 5.1 of the Registration Statement of Form S-8, which is being filed by St. Paul Bancorp with the Securities and Exchange Commission to register the common stock to be offered pursuant to the Plan.

Very truly yours,


/s/ Clifford M. Sladnick
------------------------
Clifford M. Sladnick
Senior Vice President
General Counsel and Corporate Secretary

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